Exhibit 99.1

FOR IMMEDIATE RELEASE

At Heska Corporation:
Jason Napolitano, Executive Vice President & CFO
(970) 493-7272, Ext. 4105

Heska Announces Q1 2008 Results

Record Product Revenue from Core Companion Animal Health Segment

LOVELAND, CO, May 12, 2008 -- Heska Corporation (NASDAQ: HSKA) today reported financial results for its first quarter ended March 31, 2008.

Heska Corporation ("Heska" or the "Company") generated its highest first quarter Core Companion Animal Health segment ("CCA") product revenue ever in the three months ended March 31, 2008, with product revenue totaling $17.4 million. The Company also generated approximately $4.3 million in product revenue in its Other Vaccines, Pharmaceuticals and Products segment ("OVP") and $282 thousand in Research, development and other revenue.

"We continue to be pleased with the competitiveness of our product offering. In the first quarter of 2008, we experienced strong chemistry instrument revenue growth due to the launch of an upgraded product – the Heska® Dri-Chem 4000 Veterinary Clinical Chemistry Analyzer by FUJIFILM - last November," said Robert Grieve, Heska's Chairman and CEO. "As we have previously predicted, the first quarter of 2007 presented a difficult comparison for us as we recognized over $2 million in high gross margin revenue we did not expect to repeat in the first quarter of 2008. While we are disappointed to report a net loss of $226 thousand after seven consecutive quarters of profitability, we expect to return to profitability in the second quarter of 2008."

Total Revenue

Total revenue for the first quarter of 2008 was $21.9 million, a decrease of 3.5% compared to the first quarter of 2007. Total revenue consists of product revenue and research, development and other revenue, both of which are discussed below.

Segment Product Revenue

Total product revenue for the first quarter of 2008 was $21.6 million, down 3% from $22.3 million in the first quarter of 2007. Heska Corporation's business is comprised of two reportable segments - Core Companion Animal Health and Other Vaccines, Pharmaceuticals and Products. Product revenue from these segments is as follows:

Core Companion Animal Health This segment includes revenue from the Company's diagnostic instruments and supplies as well as single use, point-of-care tests, vaccines and pharmaceuticals, primarily for canine and feline use. In the first quarter of 2008, this segment generated product revenue of $17.4 million, up 2% as compared to $17.0 million in the first quarter of 2007.

Other Vaccines, Pharmaceuticals and Products This segment includes revenue from private label vaccine and pharmaceutical production, primarily for cattle but also for other animals including small mammals and fish. In the first quarter of 2008, this segment generated product revenue of $4.3 million, down 20% as compared to $5.3 million in the first quarter of 2007. Results for the first quarter ended March 31, 2007 include approximately $1.6 million in revenue recognized in the first quarter upon receipt of a payment for product previously shipped and "take-or-pay" minimums for 2005 and 2006 which previously had not been paid as part of a now settled dispute with United Vaccines, Inc. ("United"), a former customer.

Research, Development and Other Revenue

Research, development and other revenue was $282 thousand in the first quarter of 2008, a decrease of approximately $119 thousand when compared to $401 thousand in the prior year period. In December 2006, the Company completed the sale of a worldwide patent portfolio covering a number of major allergens and the genes that encode them to Allergopharma Joachim Ganzer AG (the "Allergopharma Portfolio"). In the first quarter of 2007, the Company recognized approximately $100 thousand in revenue under a service contract which was completed in 2007 related to the Allergopharma Portfolio.

Investor Conference Call

Management will conduct a conference call on Monday, May 12, 2008 at 9:00 a.m. MDT (11:00 a.m. EDT) to discuss the first quarter 2008 financial results. To participate, dial (800) 240-5318 (domestic) or (303) 262-2142 (international); the conference call access number is 11113418. The conference call will also be broadcast live over the Internet at http://www.heska.com. To listen, simply log on to the web at this address at least ten minutes prior to the start of the call to register, download and install any necessary audio software. Telephone replays of the conference call will be available for playback until May 26, 2008. The telephone replay may be accessed by dialing (800) 405-2236 (domestic) or (303) 590-3000 (international). The webcast replay may be accessed from Heska's home page at www.heska.com until May 26, 2008.

About Heska

Heska Corporation (NASDAQ: HSKA) sells advanced veterinary diagnostic and other specialty veterinary products. Heska's state-of-the-art offerings to its customers include diagnostic instruments and supplies as well as single use, point-of-care tests, pharmaceuticals and vaccines. The company's core focus is on the canine and feline markets where it strives to provide high value products and unparalleled customer support to veterinarians. For further information on Heska and its products, visit the company's website at www.heska.com.

Forward-Looking Statements

This announcement contains forward-looking statements regarding Heska's future financial and operating results. These statements are based on current expectations and are subject to a number of risks and uncertainties. Investors should note that there is an inherent risk in using past results to predict future outcomes. Revenue generated in the past related to customers, technology or products may not recur in future periods. For example, in the quarter ended March 31, 2007, Heska recognized approximately $1.6 million in revenue upon receipt of a payment from United for product previously shipped and "take or pay" minimums for 2005 and 2006. As United has ceased operations, Heska does not expect to generate any future revenue from United. In addition, factors that could affect the business and financial results of Heska generally include the following: risks related to the market acceptance of recently launched diagnostic instrumentation products, including a new chemistry instrument launched in November 2007; uncertainties related to Heska's ability to project future financial results, including its expectation of profitability in the second quarter of 2008; risks regarding Heska's reliance on third-party suppliers, which is substantial and could have significant negative consequences if Heska were to lose exclusive rights or access to a product due to a failure to meet minimum sales requirements or for other reasons; risks regarding Heska's ability to successfully market, sell and distribute its products; competition, including uncertainties regarding the impact of new products competitors have recently launched or may launch in the future; uncertainties regarding Heska's reliance on third parties to whom Heska has granted substantial marketing rights to certain of Heska's existing products; risks regarding Heska's fixed expense base and the potential negative impact of unexpected events, such as significant shortfalls in anticipated revenue, or Heska's ability to meet its financial and other obligations, especially in the short term; uncertainties regarding Heska's ability to raise additional capital on reasonable terms, if at all, if required; and the risks set forth in Heska's filings and future filings with the Securities and Exchange Commission, including those set forth in Heska's Annual Report on Form 10-K for the year ended December 31, 2007.

Financial Table Follows:

Consolidated Statements of Operations

In Thousands, Except per Share Amounts

(unaudited)

	Three Months Ended March 31,
	2007	2008
Revenue, net:
Product revenue, net:
Core companion animal health	$16,991	$17,355
Other vaccines, pharmaceuticals and products	5,323	4,281
Total product revenue, net	22,314	21,636
Research, development and other	401	282
Total revenue	22,715	21,918

Cost of revenue:
Cost of products sold	12,252	14,133
Cost of research, development and other	103	49
Total cost of revenue	12,355	14,182

Gross profit	10,360	7,736

Operating expenses:
Selling and marketing	4,418	4,922
Research and development	704	539
General and administrative	2,635	2,498
(Gain) on sale of assets	(47)	—
Total operating expenses	7,710	7,959
Income (loss) from operations	2,650	(223)
Interest and other expense, net	180	166
Income (loss) before income taxes	2,470	(389)
Income tax expense (benefit):	76	(163)
Net income (loss)	$2,394	$(226)

Basic net income (loss) per share	$0.05	$(0.00)
Diluted net income (loss) per share	$0.04	$(0.00)

Shares used for basic net income (loss) per share	50,803	51,481

Shares used for diluted net income (loss) per share	54,206	51,481

Balance Sheet Data

In Thousands (unaudited)

	December 31, 2007	March 31, 2008
Cash and cash equivalents	$5,524	$5,703
Total current assets	35,127	34,127
Total assets	75,591	75,283
Line of credit	12,614	13,903
Current portion of long-term debt and capital leases	776	775
Total current liabilities	25,195	24,769
Long-term debt and capital leases	1,151	958
Stockholders' equity	42,883	43,198

Pro Forma Financial Information Statement of Utility

The following estimated pro forma financial information is presented assuming Heska had reduced its valuation allowance related to its domestic net operating loss on December 31, 2006 rather than December 31, 2007. In this circumstance, the Company would have recognized Net Operating Loss Usage as Income Tax Expense, as outlined below. The Company believes the pro forma information may be valuable to investors as an additional tool to benchmark future periods versus historical results on a consistently reported basis. The Company does not suggest that investors should consider such pro forma financial information in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

Pro Forma Reconciliation to GAAP

Consolidated Statements of Operations

In Thousands, Except per Share Amounts

(unaudited)

	Three Months Ended March 31, 2007
	As Reported (GAAP)	Adjustments	Pro Forma
Revenue, net:
Product revenue, net:
Core companion animal health	$16,991	$—	$16,991
Other vaccines, pharmaceuticals and products	5,323	—	5,323
Total product revenue, net	22,314	—	22,314
Research, development and other	401	—	401
Total revenue	22,715	—	22,715

Cost of revenue:
Cost of products sold	12,252	—	12,252
Cost of research, development and other	103	—	103
Total cost of revenue	12,355	—	12,355

Gross profit	10,360	—	10,360

Operating expenses:
Selling and marketing	4,418	—	4,418
Research and development	704	—	704
General and administrative	2,635	—	2,635
(Gain) on sale of assets	(47)	—	(47)
Total operating expenses	7,710	—	7,710
Income from operations	2,650	—	2,650
Interest and other expense, net	180	—	180
Income before income taxes	2,470	—	2,470
Income tax expense (benefit):
Current	74	—	74
Net operating loss usage, net of AMT benefit	2	896	898
Total income tax expense (benefit)	76	896	972
Net income	$2,394	$(896)	$1,498

Basic net income per share	$0.05	$(0.02)	$0.03
Diluted net income per share	$0.04	$(0.01)	$0.03

Shares used for basic net income per share	50,803	50,803	50,803

Shares used for diluted net income per share	54,206	54,206	54,206

###